Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

V CAPITAL CONSULTING GROUP LIMITED

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, no par value	(1)	457(o)	3,750,000	$4.00	$15,000,000.00	0.0001381	$2,071.50
Fees to be Paid	Equity	Underwriter's Warrants	(2)
Fees to be Paid	Equity	Ordinary Shares underlying Underwriter's Warrants	(3)		187,500	$4.80	$900,000.00	0.0001381	$124.29

Total Offering Amounts:							$15,900,000.00		2,195.79
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$2,195.79

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Offering Note(s)

(1)	In the event of a stock split, stock dividend, or similar transaction involving our Ordinary Shares, the number of shares registered shall automatically be increased to cover the additional shares of Ordinary Shares issuable pursuant to Rule 416 under the Securities Act of 1933, as amended (“Securities Act”).

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(2)	In the event of a stock split, stock dividend, or similar transaction involving our Ordinary Shares, the number of shares registered shall automatically be increased to cover the additional shares of Ordinary Shares issuable pursuant to Rule 416 under the Securities Act of 1933, as amended (“Securities Act”).

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

No fee required pursuant to Rule 457(g) under the Securities Act.

(3)	In the event of a stock split, stock dividend, or similar transaction involving our Ordinary Shares, the number of shares registered shall automatically be increased to cover the additional shares of Ordinary Shares issuable pursuant to Rule 416 under the Securities Act of 1933, as amended (“Securities Act”).

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

Represents Ordinary Shares underlying one or more warrants (the “Underwriter’s Warrants”) issuable to the representative of the several underwriters to purchase up to an aggregate of 5% of the Ordinary Shares sold in the offering at an exercise price of 120% of the public offering price per share. The Underwriter’s Warrants will be exercisable upon issuance, will have a cashless exercise provision and will terminate three and one half years from the commencement of sales of the public offering.